Exhibit 99.2

Contact:	George Fort
Chief Financial Officer
(615) 599-2274

TENNESSEE COMMERCE BANCORP ANNOUNCES BOARD COMMITTEES
IN COMPLIANCE WITH NASDAQ REQUIREMENTS

FRANKLIN, Tenn. (July 30, 2007) – Tennessee Commerce Bancorp, Inc. (NASDAQ: TNCC) today announced that it has returned to full compliance with NASDAQ’s corporate governance listing requirements and that NASDAQ has completed its review of this matter.

“We took quick corrective action to bring our Board’s nominating and compensation committees into compliance with NASDAQ’s Marketplace Rules,” stated Art Helf, Chairman and Chief Executive Officer of Tennessee Commerce Bancorp. “Based on our full compliance and timely cooperation, NASDAQ has closed their review of these issues and our stock listing is not affected.”

Tennessee Commerce received a notice from the Listing Qualifications Department of NASDAQ on June 1, 2007, stating that the Company was not in compliance with the independent committee requirements for continued listing set forth in NASDAQ Marketplace Rule 4350(c)(4)(A) and Rule 4350(c)(3). NASDAQ issued the Company a Letter of Reprimand and closed their review following the Company coming into compliance with NASDAQ requirements.

The Company notified NASDAQ on July 18, 2007, that its nominating and compensation committees were restructured effective with the Board meeting held on July 17, 2007, and that the Company’s committee structures were in full compliance with NASDAQ Marketplace Rules. Following receipt of Tennessee Commerce’s compliance notice, NASDAQ notified the Company that it had closed its review.

About Tennessee Commerce Bancorp, Inc.

Tennessee Commerce Bancorp, Inc. is the parent company of Tennessee Commerce Bank.  The Bank provides a wide range of banking services and is primarily focused on business accounts.  Its corporate and banking offices are located in Franklin, Tennessee, and it has a loan production office in Birmingham, Alabama.  Tennessee Commerce Bancorp's stock is traded on the NASDAQ Global Market under the symbol TNCC.

Additional information concerning Tennessee Commerce can be accessed at www.tncommercebank.com.

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